Exhibit 99.1

First Niagara Financial Group applying to Convert to a
Bank Holding Company

BUFFALO, N.Y. – November 27, 2009– First Niagara Financial Group, Inc. (NASDAQ: FNFG), the thrift holding company for First Niagara Bank, today applied to the Federal Reserve Board to become a bank holding company.

First Niagara, currently a thrift holding company regulated by the Office of Thrift Supervision (OTS), is only permitted to own and hold thrift institutions. Bank holding company status will enhance First Niagara’s ability to continue expanding through acquisitions of both thrifts and commercial banks and will give the company more flexibility in how it completes and executes transactions. Once the conversion process is complete, First Niagara Financial Group will operate under the oversight of the Federal Reserve Board.

In July 2009, First Niagara announced its plans to acquire Harleysville National and its $5.2 billion in assets and 83 branches in the Philadelphia area, subject to regulatory and Harleysville shareholder approval. As a result of the bank holding company application, First Niagara Financial Group has withdrawn its application for approval of the Harleysville National Corporation transaction from the OTS and is instead seeking approval from the Federal Reserve Board to complete the transaction. First Niagara continues to expect to close the Harleysville transaction in the first quarter of 2010.

Converting to a bank holding company would have no impact on First Niagara employees’ day-to-day responsibilities or interactions with customers.

About First Niagara – First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, had assets of $14.1 billion and deposits of $9.9 billion at September 30, 2009. First Niagara Bank is a community-oriented bank providing financial services to individuals, families and businesses through 171 branches and five Regional Market Centers across Upstate New York and Western Pennsylvania. For more information, visit www.fnfg.com.

Forward-Looking Statements — This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Shareholder Information- First Niagara will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about First Niagara and Harleysville, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus to be filed by First Niagara also can be obtained, when available and without charge, by directing a request to First Niagara Financial Group, Inc., Attention: Anthony M. Alessi, Investor Relations, 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514, (716) 625-7692, or to Harleysville National Corporation, 483 Main Street, Harleysville, Pennsylvania 19438, Attention: Noel Devine (215) 256-8851 ext 61703.

Harleysville, First Niagara and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Harleysville in connection with the acquisition. Information about the directors and executive officers of Harleysville and their ownership of Harleysville common stock is set forth in Harleysville’ most recent proxy statement as filed with the SEC, which is available at the SEC’s Internet site (http://www.sec.gov) and at Harleysville’ address in the preceding paragraph. Information about the directors and executive officers of First Niagara is set forth in First Niagara’s most recent proxy statement filed with the SEC and available at the SEC’s Internet site and from First Niagara at the address set forth in the preceding paragraph.

Additional information regarding the interests of these participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

First Niagara Officer Contacts
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Corporate Communications Manager
(716) 819-5921
leslie.garrity@fnfg.com